Exhibit 99.1

               MID-WISCONSIN FINANCIAL SERVICES, INC. ANNOUNCES
         RESIGNATION OF ROBERT J. SCHOOFS AS A DIRECTOR OF THE COMPANY


Contact:    Jim Warsaw, President  & CEO
            Mid-Wisconsin Financial Services, Inc.
            715-748-8300


MEDFORD, WIS., JUNE 25, 2010 - Mid-Wisconsin Financial Services (NASD OTC BB:

MWFS.OB) announced today that on June 23, 2010 the company received notice of the resignation of Robert J. Schoofs as a director of the company and of the company's wholly owned subsidiary, Mid-Wisconsin Bank, effectively immediately.  Mr. Schoofs served on the board of the holding company and the bank since 2000.  Prior to his resignation he served on the Audit and Trust

Committees of the company's board. Mr. Schoofs indicated that due to personal and professional commitments he would no longer be able to perform his duties and responsibilities as a director.



"We are grateful for Bob's service to the Board and appreciate the invaluable contributions he has made over the past 10 years to the board and the company.  His knowledge of the local marketplace together with his professionalism and insightful direction has been instrumental to our success during his term as a director.  Bob has agreed to provide consulting services to the Board as time permits," stated Dr. Kim Gowey, Chairman of the Mid-

Wisconsin Financial Services Board.



MID-WISCONSIN FINANCIAL SERVICES

Mid-Wisconsin Financial Services, Inc, is the holding company of Mid-
Wisconsin

Bank, which serves the following communities throughout Northern and Central

Wisconsin: Rib Mountain, Weston, Lake Tomahawk, Rhinelander, Minocqua, Eagle

River, Phillips, Rib Lake, Medford, Abbotsford, Colby, Neillsville, and

Fairchild. A full range of services, from deposits and loans to investments and trust services, is available at every location. Convenient access to services is also available through a customer contact center, a network of

ATMs, and online banking. For more information, please visit www.midwisc.com.